EXHIBIT 10.1

THE FEDERAL AGRICULTURAL MORTGAGE CORPORATION
AMENDED AND RESTATED EXECUTIVE OFFICER SEVERANCE PLAN

(Effective as of November 3, 2016)

THE FEDERAL AGRICULTURAL MORTGAGE CORPORATION
AMENDED AND RESTATED EXECUTIVE OFFICER SEVERANCE PLAN
(Effective as of November 3, 2016)
ARTICLE I
PURPOSE
On June 7, 2012, the Board of Directors of the Federal Agricultural Mortgage Corporation (the “Company”) adopted an Executive Officer Severance Plan (the “Original Plan”) to provide executive officers who are in a position to contribute materially to the success of the Company with reasonable compensation in the event of their termination of employment with the Company. The Board of Directors of the Company desires to amend the Original Plan to revise the definition of a termination of employment for “Cause” and to retain all other substantive provisions of the Original Plan. This Amended and Restated Executive Officer Severance Plan (referred to as the “Plan” as so amended) shall amend and supersede the Original Plan in its entirety. The Plan is intended to satisfy the requirements of Section 409A of the Code with respect to amounts subject thereto.
ARTICLE II
DEFINITIONS
The following words and phrases as used herein shall have the following meanings:
SECTION 2.01    “Adverse Change in Conditions of Employment” means the occurrence of any of the following events:
(i)    An adverse change by the Company in the Participant’s function, duties or responsibilities, which change would cause the Participant’s position with the Company to become one of substantially less responsibility, importance or scope;
(ii)    A 10% or larger reduction by the Company (in one or more steps) of the Participant’s Monthly Base Salary; or
(iii)    A change in the geographic location of the Participant’s principal place of performance of services for the Company to a location more than fifty miles from the current location that is also more than fifty miles from the Participant’s primary residence;
provided, however, that the Participant shall notify the Company in writing within 30 days of the occurrence of a change described above and the Company shall have 30 days to cure such change to the reasonable satisfaction of the Participant (including retroactively with respect to monetary matters), which change, to the extent so cured, shall not be considered an Adverse Change in Conditions of Employment.
SECTION 2.02    “Annual Base Salary” means a Participant’s rate of annual base salary at the time of the Participant’s termination of employment, excluding any of the following: year-

end or other bonuses, incentive compensation, whether short‑term or long‑term, commissions, reimbursed expenses, and any payments on account of premiums on insurance or other contributions made to other welfare or benefit plans.
SECTION 2.03    “Annual Target Bonus” means the Participant’s annual target bonus for the year in which his or her Qualified Termination of Employment occurs, or if the target has not been set at the time of such termination, the actual bonus amount payable in respect of the preceding year.
SECTION 2.04    “Beneficiary” means the person, persons or entity designated by the Participant to receive any benefits payable under the Plan. Any Participant’s Beneficiary designation shall be made in a written instrument filed with the Company and shall become effective only when received, accepted and acknowledged in writing by the Company.
SECTION 2.05    “Board” means the Board of Directors of the Company.
SECTION 2.06    “Cause” means (A) the Participant’s breach of an obligation or representation under this Plan or the terms of any notice or agreement issued by the Company with respect to participation hereunder or of any fiduciary duty to the Company, including, without limitation, the duty to supervise, or any act of fraud or misrepresentation or concealment to the Company or the Board; (B) the Participant’s violation of or failure to adhere to (1) any Code of Conduct in effect from time to time that is applicable to officers and/or employees of the Company generally or (2) any written policy of the Company relating to business conduct or employment (including, without limitation, any policy relating to equal employment opportunity, discrimination, or harassment); (C) the Participant commits, is convicted of, or pleads guilty or nolo contendere to, any felony of any kind or any misdemeanor or other conduct involving moral turpitude; (D) the Participant’s violation of, or failure to abide by any law or regulation relating to his or her employment with the Company (including, without limitation and for the avoidance of doubt, any insider trading law) or otherwise applicable to him or her in the capacity as an employee or officer of the Company; (E) conduct by the Participant in connection with his or her employment that constitutes dishonesty, misconduct, or willful neglect; (F) the Participant’s use of illegal drugs, abuse of other controlled substances, or working under the influence of alcohol or other controlled substances; (G) any failure or refusal by the Participant to perform his or her duties under this Plan or the terms of any notice or agreement issued by the Company with respect to participation hereunder, if not remedied within three (3) business days after the Company’s providing notice thereof; or (H) any failure or refusal by the Participant to obey lawful directives from the Board or its designee. For purposes of this definition, no act, or failure to act on the Participant’s part, shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company.
SECTION 2.07    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

SECTION 2.08    “Commencement Date” means the first day of the first regular payroll cycle coincident with or next following the date of the Participant’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code.
SECTION 2.09    “Committee” means the Compensation Committee of the Board.
SECTION 2.10    “Company” means the Federal Agricultural Mortgage Corporation, a federally-chartered instrumentality of the United States, or any successor corporation.
SECTION 2.11    “Disability” means a Participant’s incapacity or disability by accident, sickness or otherwise so as to render him or her (in the opinion of an independent medical consultant selected by the Board in its reasonable discretion) mentally or physically incapable of performing the services required to be performed by him or her in the course of his or her employment for a period of at least ninety (90) consecutive days, or for ninety (90) days (whether consecutive or not) during any six-month period.
SECTION 2.12    “Effective Date” means November 3, 2016.
SECTION 2.13    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the applicable rules and regulations promulgated thereunder.
SECTION 2.14    “Long-Term Disability Policy” means any Federal Agricultural Mortgage Corporation Long-Term Disability Policy, as amended from time to time (or any successor policy), or any individual policy covering the Participant.
SECTION 2.15    “Monthly Base Salary” means a Participant’s Annual Base Salary, divided by 12.
SECTION 2.16    “Participant” means each employee who participates in the Plan, as provided in Section 4.01 of the Plan.
SECTION 2.17    “Plan” means this Federal Agricultural Mortgage Corporation Amended and Restated Executive Officer Severance Plan, as amended from time to time.
SECTION 2.18    “Plan Administrator” has the meaning set forth in Section 3.01 of the Plan.
SECTION 2.19    “Qualified Termination of Employment” means termination of the employment of a Participant with the Company (other than by reason of death, Disability, voluntary resignation by a Participant under circumstances not qualifying under this Section 2.19, or lawful Company-mandated retirement at normal retirement age) as follows:
(i)    By the Company for any reason other than for Cause,
(ii)    By the Participant after an Adverse Change in Conditions of Employment.

SECTION 2.20    “Release” means a termination and release agreement, which shall, among other things, release the Company, and its directors, officers, employees, agents, successors, and assigns, from any and all claims that the Participant has or may have against the Company and its directors, officers, employees, agents, successors, and assigns.
SECTION 2.21    “Release Period” means the 60-day period following a Participant’s termination of employment.
SECTION 2.22    “Separation Pay” has the meaning set forth in Section 5.01(a)(i) of the Plan.
SECTION 2.23    “Separation Period” means 12 months following the Qualified Termination of Employment.
SECTION 2.24    “Specified Employee” means a Participant who is a “specified employee” within the meaning of Section 409A(a)(2)(b)(i) of the Code.
ARTICLE III
ADMINISTRATION
SECTION 3.01    Administration. The Plan shall be administered under the supervision of the Chief Executive Officer of the Company (the “Plan Administrator”), who shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the administration of the Plan, and to take all such actions and make all such determinations in connection with the administration of the Plan as he or she may deem necessary or desirable. The decisions of the Plan Administrator shall be reviewable by the Committee. The Committee shall also have the full authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide and resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan. The Plan Administrator and the Committee shall each have the power to designate one or more persons as he or she may deem necessary or desirable in connection with the Plan, who need not be members of the Committee or employees of the Company, to serve or perform some or all of the functions of the Plan Administrator and Committee, respectively, on his or her behalf. Such person(s) shall have the same rights and authority as the Plan Administrator and Committee who appointed him or her would have had if acting directly.
SECTION 3.02    Binding Effect of Decisions. The decision or action of the Committee or Plan Administrator in respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.
SECTION 3.03    Indemnification. To the fullest extent permitted by law, the Plan Administrator, the Committee and the Board (and each member thereof), and any employee of the Company to whom responsibilities have been delegated shall be indemnified by the Company against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.
ARTICLE IV
PARTICIPATION
SECTION 4.01    Eligible Participants. Subject to the approval of the Committee, the Plan Administrator shall from time to time select Participants from among those employees who are executive officers of the Company and who are not parties to individual employment agreements with the Company.
SECTION 4.02    Participation Notification; Participation Agreement. The Company shall notify each Participant in writing of his or her participation in the Plan, and the notice shall also set forth the payments and benefits to which the Participant may become entitled under the Plan and the conditions of receipt of those benefits, including any applicable restrictive covenants. The Company shall also enter into such agreements as the Committee deems necessary or appropriate with respect to a Participant’s rights under the Plan. Any such notice or agreement may contain such terms, provisions and conditions not inconsistent with the Plan, as shall be determined by the Committee, in its sole discretion.
SECTION 4.03    Termination of Participation. A Participant shall cease to be a Participant in the Plan upon the earlier of (i) receipt of all of the payments, if any, to which he or she is or becomes entitled under the terms of the Plan and the terms of any notice or agreement issued by the Company with respect to his or her participation hereunder, (ii) the termination of his or her employment with the Company under circumstances not requiring payments under the terms of the Plan, or (iii) the termination of the Plan in accordance with Section 8.01.
ARTICLE V
PAYMENTS UPON TERMINATION OF EMPLOYMENT
SECTION 5.01    Separation Pay. (a)  In the event of a Qualified Termination of Employment, the Participant shall be entitled to the following:
(i)    if, during the Release Period, the Participant delivers to the Company a signed and valid Release and the Release becomes effective and irrevocable in its entirety, an amount of separation pay (the “Separation Pay”) equal to the sum of Participant’s Annual Base Salary and Annual Target Bonus, payable in one lump sum in the Company’s first regular payroll cycle following the Release Period which in no event shall be later than two and one-half (2.5) months following the end of the year in which the Qualified Termination of Employment occurs. If the Release does not become effective and irrevocable in its entirety prior to the expiration of the Release Period, the Participant shall not be entitled to any payments pursuant to this Section 5.01(a)(i).
(ii)    to the extent that a Participant timely elects to continue health, dental or vision benefits after the Qualified Termination of Employment pursuant to the requirements of the Consolidated Omnibus Reconciliation Act of 1985, as amended

(“COBRA”), subject to the Participant delivering to the Company a signed and valid Release and the Release becoming effective and irrevocable in its entirety as well as the Participant’s continued compliance with the covenants set forth in the Participation Agreement, the Company shall cover the cost of the COBRA premium during the Separation Period on the Participant’s and his or her eligible dependents’ behalf (but only to the extent that the Company continues to offer such plans and programs to similarly situated active employees of the Company). In addition, during the Separation Period, the Company shall permit the Participant to continue to participate in all Company-sponsored life, accidental death and disability insurance benefit plans or programs in which the Participant was participating at the time of termination to the extent permitted by the terms of such plans and programs and applicable law at the Company’s cost (but only to the extent that the Company continues to offer such plans and programs to similarly situated active employees of the Company). If this commitment to provide benefits continuation raises any compliance issues or impositions of penalties under any non-discrimination rules that have been issued or are issued in the future pursuant to the Patient Protection and Affordable Care Act (PPACA) or is treated as discriminatory under Section 105(h) of the Code, the Company may modify this Plan in any manner it deems necessary or advisable, in its sole discretion, so that it complies with the terms of those non-discrimination rules.
(iii)    Payment of any unpaid accrued compensation, including Base Salary, accrued vacation, and annual incentive compensation calculated at the Annual Target Bonus, prorated for the time worked during the year.
(b)    The payments and benefits described in Section 5.01(a) of the Plan shall be in lieu of any other payments to the Participant under any other severance pay or separation allowance plan, program, agreement, or policy of the Company.
SECTION 5.02    Disability. Upon termination of the Participant’s employment by notice on account of the Participant’s Disability, the Company shall continue to pay the Participant during the Separation Period the difference between the Participant’s current Base Salary and the amount of disability insurance payments received by the Participant under the Company’s Long-Term Disability Policy. In the event a Participant dies after the commencement of payments pursuant to this Section 5.02, the balance of said payments shall be payable in accordance with Article VII of the Plan.
SECTION 5.03    Specified Employees. With respect to amounts payable under the Plan that are subject to Section 409A of the Code, notwithstanding the other provisions of this Article V, no payment to a Specified Employee under the Plan shall be made or commenced prior to the date that is six months following the Specified Employee’s Commencement Date; provided that amounts under the Plan that are otherwise payable to the Specified Employee prior to such date shall be paid to the Specified Employee on or within 30 days after such date; and provided further, however, that payment of such amounts shall commence within 30 days of the Participant’s death in the event of his or her death prior to the end of the six-month period.

ARTICLE VI
MITIGATION AND OFFSET
SECTION 6.01    Mitigation. No Participant shall be required to mitigate the amount of any payment under the Plan by seeking employment or otherwise, and there shall be no right of set-off or counterclaim, in respect of any claim, debt or obligation, against any payments to the Participant, his or her dependents, Beneficiaries, or estate provided for in the Plan.
SECTION 6.02    Offset. If, after a Participant’s termination of employment with the Company, the Participant is employed by another entity or becomes self-employed, the amounts (if any) payable under the Plan to the Participant shall not be offset by the amounts (if any) payable to the Participant from such new employment with respect to services rendered during the severance period applicable to such Participant under the Plan. Notwithstanding this lack of offset, the Participant’s eligibility for the continuation of benefits provided for in Section 5.01(a)(ii) of the Plan shall immediately cease upon such new employment.
ARTICLE VII
BENEFICIARY DESIGNATION
SECTION 7.01    Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person, persons, entity or entities as his or her Beneficiary or Beneficiaries (both primary as well as contingent) to whom payment under the Plan shall be paid in the event of the Participant’s death prior to complete distribution to the Participant of the benefits due him or her under the Plan.
SECTION 7.02    Amendments. Any Beneficiary designation may be changed by a Participant by the written filing of such change on a form prescribed by the Company. The new Beneficiary designation form shall cancel all Beneficiary designations previously filed.
SECTION 7.03    No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then any amounts to be paid to the Participant’s Beneficiary shall be paid to the Participant’s estate.
SECTION 7.04    Effect of Payment. The payment under this Article VII of the amounts due to a Participant under the Plan to a Beneficiary shall completely discharge the Company’s obligations in respect of the Participant under the Plan.
ARTICLE VIII
AMENDMENT AND TERMINATION OF PLAN
SECTION 8.01    Amendment and Termination. (a) The Company shall have the right at any time, in its discretion, to amend the Plan, in whole or in part, or to terminate the Plan, by resolution of the Board or Committee or delegate thereof, except that no amendment or termination shall impair or abridge the obligations of the Company to any Participant or the rights of any Participant under the Plan without the express written consent of the affected

Participant with respect to any termination of employment that occurred before such amendment or termination.
(b)    Except for the amendments made in accordance with Section 8.01(a) or Section 5.01(a)(ii) of the Plan, no modifications, alterations and/or changes made to the terms and/or provisions of the Plan, either globally or for an individual participant, will be effective unless evidenced by a writing that directly refers to the Plan and which is signed and dated by the Plan Administrator.
SECTION 8.02    Section 409A. This Plan is intended to satisfy or be exempt from the requirements of Section 409A of the Code with respect to amounts subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. As used in this Plan, phrases such as “termination of employment” shall be interpreted to mean a “separation from service” using the default rules under Section 409A of the Code. If, in the good faith judgment of the Plan Administrator, any provision of the Plan could otherwise cause any person to be subject to the interest and penalties imposed under Section 409A of the Code, such provision shall be modified by the Plan Administrator in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without causing the interest and penalties under Section 409A of the Code to apply, and, notwithstanding any provision in the Plan to the contrary, the Plan Administrator shall have broad authority to amend or to modify the Plan, without advance notice to or consent by any person, to the extent necessary or desirable to ensure that no payment or benefit under the Plan is subject to tax under Section 409A of the Code. Any determinations made by the Plan Administrator under this Section 8.02 shall be final, conclusive and binding on all persons. Anything in the Plan to the contrary notwithstanding, each payment under the Plan made to a Participant shall be treated as a separate and distinct payment from all other such payments for purposes of Section 409A of the Code, and it is understood that the timing of payment is within the control of the Company. To the extent that any reimbursements made to the Participant under this Plan are taxable to the Participant, any such reimbursement payment shall be paid to the Participant as promptly as practicable, and in all events on or before the last day of the Participant’s taxable year following the taxable year in which the related expense was incurred. The reimbursements are not subject to liquidation or exchange for another benefit, and the amount of such benefits and reimbursements that the Participant receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Participant receives in any other taxable year.
ARTICLE IX
MISCELLANEOUS
SECTION 9.01    Effect on Other Plans. Except as otherwise provided in Section 5.01 or Section 6.02 of the Plan, nothing in the Plan shall affect the level of benefits provided to or received by any Participant (or the Participant’s estate or Beneficiaries) as part of any employee benefit plan of the Company. The Plan shall not be construed to affect in any way the Participant’s rights and obligations under any other plan maintained by the Company on behalf of employees.

SECTION 9.02    Unsecured General Creditor. Participants and their Beneficiaries shall have no legal or equitable rights, interest or claims in any property or assets of the Company. The assets of the Company shall not be held under any trust for the benefit of Participants or their Beneficiaries or held in any way as collateral security for the fulfilling of the obligations of the Company under the Plan. Any and all of the Company’s assets shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future.
SECTION 9.03    Nonassignability. Each Participant’s rights under the Plan shall be nontransferable except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Subject to the foregoing, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and non‑transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
SECTION 9.04    Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment with the Participant, and the Participant (or his or her Beneficiary) shall have no rights against the Company except as specifically provided herein. Moreover, nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Company or to interfere with the rights of the Company to discipline or discharge him or her at any time.
SECTION 9.05    Binding Effect. The Plan shall be binding upon and shall inure to the benefit of the Participant or the Participant’s Beneficiary, heirs, and legal representatives, and the Company.
SECTION 9.06    Withholding; Payroll Taxes. The Company shall withhold from any payments to be made hereunder all taxes required to be withheld for any federal, state or local government and all other authorized deductions.
SECTION 9.07    Recoupment. Amounts payable to any Participant under this Plan shall be subject to any recoupment or “clawback” policy as may be implemented and interpreted by the Company from time to time, including, but not limited to, any recoupment or “clawback” policy that may be implemented by the Company to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other applicable law and regulation.
SECTION 9.08    Severability. In the event that any provision or portion of the Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Plan shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

SECTION 9.09    Governing Law. The Plan shall be construed under the laws of the District of Columbia, to the extent not preempted by federal law.
SECTION 9.10    Headings. The section headings used in this document are for ease of reference only and shall not be controlling with respect to the application and interpretation of the Plan.
SECTION 9.11    Rules of Construction. Any words herein used in the masculine shall be read and construed in the feminine where they would so apply. Words in the singular shall be read and construed as though used in the plural in all cases where they would so apply. All references to sections are, unless otherwise indicated, to sections of the Plan.